________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
________________________________________________________________________________
                             Washington, D.C. 20549

________________________________________________________________________________
                                  Form SB - 2/A
________________________________________________________________________________

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                SECOND AMENDMENT



                   WORLDWIDE PROMOTIONAL PRODUCTS CORPORATION
             (Exact name of registrant as specified in its charter)


            Nevada                           5130                 65-1184627
________________________________________________________________________________
(State or other jurisdiction of  (Primary Standard Industrial   (IRS Employer
incorporation or organization)   Classification Code Number) identification No.)

                               3404-25th Street NE
                                   Calgary, AB
                                     T1Y 6C1
                                 (403) 219-3090
____________________________________________________________________________

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Guy Peckham
                                    President
                               3404-25th Street NE
                                   Calgary, AB
                                     T1Y 6C1
                                 (403) 219-3090
          _____________________________________________________________
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                            The O'Neal Law Firm, P.C.
                       Attention: William D. O'Neal, Esq.
                             17100 E. Shea Boulevard
                                  Suite #400-D
                          Fountain Hills, Arizona 85268

                               (480) 812-5058 Fax:
                                 (480) 816-9241


Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
       Class of                                       Maximum                   Maximum                Amount of
    Securities to           Amount to be           Offering Price              Aggregate             Registration
    be Registered            Registered            per Share (1)             Offering Price               Fee
----------------------- --------------------- ------------------------- ------------------------- --------------------
Common Stock                 10,016,000                $0.10                   $1,001,600               $117.88
----------------------- --------------------- ------------------------- ------------------------- --------------------


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     (2) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

                                   PROSPECTUS

                        10,016,000 shares of common stock

                   WORLDWIDE PROMOTIONAL PRODUCTS CORPORATION
                               3404-25th Street NE
                                   Calgary, AB
                                     T1Y 6C1
                                 (403) 219-3090

10,016,000 shares of common stock of Worldwide Promotional Products Corporation. ($0.10 per share)

This is an offering of 10,016,000 shares of common stock by the selling shareholders. The shares are being registered to permit public secondary trading of the shares that are being offered by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

There is currently no public market for our shares.

The sales price to the public was set by the selling shareholders at $0.10 per share for a total of $1,001,600. The price of $0.10 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. See "Risk Factors," which begins on page 7.

Neither the SEC nor any state securities commission has approved or disapproved these securities, passed upon the adequacy or accuracy of this prospectus, or made any recommendation that you buy or not buy the shares. Any representation to the contrary is a Criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


We currently have offices located in Vancouver, British Columbia and Calgary, Alberta. We currently conduct business solely in Canada.

The date of this prospectus is August 29, 2005.

                                TABLE OF CONTENTS


PART I - Summary Information and Risk Factors............................... 6

Prospectus Summary.......................................................... 6

The Offering................................................................ 6

Summary of Financial Information ........................................... 7

Risk Factors................................................................ 7

Forward-Looking Statements.................................................. 10

Use of Proceeds............................................................. 10

Determination of Offering Price............................................. 10

Dilution.................................................................... 10

Selling Security Holders.................................................... 10

Plan of Distribution........................................................ 15

Legal Proceedings........................................................... 17

Directors, Executive Officers, Promoters and Control Persons................ 17

Security Ownership of Certain Beneficial Owners and Management.............. 18

Description of Securities................................................... 19

Interests of Named Experts and Counsel...................................... 19


Description of Business..................................................... 19


Management's Discussion and Analysis or Plan of Operation................... 27


Description of Property..................................................... 33

Certain Relationships and Related Transactions.............................. 34

Market for Common Equity and Related Shareholder Matters.................... 34

Dividend Policy............................................................. 35

Executive Compensation...................................................... 35

Legal Matters............................................................... 36

Securities Act Indemnification Disclosure................................... 36

Experts..................................................................... 36

Transfer Agent.............................................................. 36

Changes in and Disagreements with Accountants on Accounting and Financial
Disclosures................................................................. 36

PART II - Financial  Statements............................................. 38

PART I - SUMMARY INFORMATION AND RISK FACTORS

PROSPECTUS SUMMARY

Unless the context indicates otherwise, all references in this prospectus to "we," or "Worldwide," refer to Worldwide Promotional Products Corporation., a corporation formed under the laws of the State of Nevada on October 28, 1999.

Worldwide Promotional Products Corporation was originally incorporated in the State of Nevada on October 28, 1999, as "Victor James, Inc." We were a dormant corporation since our inception and had never engaged in any prior business or financing activities prior to July 1, 2004. On June 16, 2004, we filed a Certificate of Amendment with the Nevada Secretary of State changing our name from Victor James, Inc. to Worldwide Promotional Products Corporation. On July 1, 2004, we entered into a Share Exchange Agreement with Globestuff.com, Inc, an Alberta corporation ("Globestuff"), whereby we acquired 100% of the outstanding common stock of Globestuff for 5,000,000 shares of our common stock, whereby Globestuff became a wholly-owned subsidiary of Worldwide.


We are a sales, marketing and administrative support organization for suppliers, distributors, and end users of promotional products.

Our executive offices are located at 3404 25th St. NE, Calgary, AB, T1Y 6C1. Our telephone number is (403) 219-3090. We also have a showroom and office in Vancouver, British Columbia. We currently conduct business solely in Canada.


 THE OFFERING

Securities Offered:......Up to  10,016,000  shares of common  stock.  The  securities being offered are those of the existing shareholders only.

Price per share:.........$0.10 as determined by the selling  shareholders.  The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and  thereafter  at  prevailing  market  prices or privately negotiated prices.

Securities Issued........And  Outstanding:  25,011,000  shares of common  stock  were issued and outstanding as of the date of this prospectus.


Use of Proceeds:.........We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Plan of Distribution:....We are unaware of the nature and timing of any future  sales of our common stock by existing shareholders.

Registration Costs:......We  estimate  our total  offering  registration  costs to be

SUMMARY OF FINANCIAL INFORMATION

                    The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

------------------------------   --------------------- ------------------- -------------------
                                Six Month Period Ended    Year Ended          Year Ended
              Income Statement       June 30, 2005      December 31, 2004    December 31, 2003
Revenues                                $476,070            $767,777             $423,327
------------------------------   --------------------- ------------------- -------------------
Net Income (Loss)                      $(306,969)          $(258,536)             $(4,000)
------------------------------   --------------------- ------------------- -------------------
Net Income (Loss per Share)                   a                   a            $        a
------------------------------   --------------------- ------------------- -------------------
              Balance Sheet
------------------------------   --------------------- ------------------- -------------------
Total Assets                            $266,492            $372,112             $123,210
------------------------------   --------------------- ------------------- -------------------
Total Current Liabilities               $356,608            $346,345              $61,123
------------------------------   --------------------- ------------------- -------------------
Shareholders' Equity (Defecit)         $(175,774)           $(47,927)             $(4,337)
------------------------------   --------------------- ------------------- -------------------



RISK FACTORS

The securities offered are highly speculative in nature and involve a high degree of risk. They should be purchased only by persons who can afford to lose their entire investment. This section sets forth all material risks known to management with respect to this offering. Therefore, each prospective investor should, prior to purchase, consider very carefully each of the following known material risk factors among other things, as well as all other information set forth in this prospectus.


(1) We may need to raise additional funds to the extent that current cash flows are insufficient to fund future on-going operations or we may be unable to fully execute our plan of operation or continue to operate as a going concern.

We anticipate that our cash flows from operations will be not be adequate to satisfy our capital requirements for current operations for the next twelve (12) months. To the extent that the funds generated by our on-going operations are insufficient to fund our future operating requirements, it will be necessary to raise additional funds, through public or private financings. Any equity or debt financings, if available at all, may be on terms that are not favorable to us. If adequate capital is not available, we may be unable to fully execute our business plan as set forth herein or continue to operate as a going concern.

(2) If we do not accurately forecast our membership enrollment revenues will be negatively impacted and we may not be able to continue to operate as a going concern.


We must correctly estimate our membership enrollment in order to effectively project what our revenue will be. The fewer members we have, the smaller the discount we will be able to pass along to our members. Our inability to pass along a sufficient discount to our members could make enrollment into our membership program cost prohibitive to the distributors. Without adequate participation of distributors, we will be unable to generate sufficient revenues to continue to operate as a going concern.


(3) Failure of suppliers to deliver our product could cause members to become unsatisfied with us and could affect our ability to operate as a going concern.


If our suppliers do not provide us with high quality goods, our members will not be willing to purchase products from those suppliers. Our business model allows us to provide customer service and discounts to members who would otherwise be competitors. We must provide them with the same quality products at a discount that they would otherwise buy from wholesalers. We must be able to provide them a greater array of products than they are currently offered. If these products are not available to us, we would not be able to pass this feature of our membership on to our members thus giving them less reason to remain with us. As a result, we would not be able to generate sufficient revenues to continue to operate as a going concern.


(4) We may seek to compensate providers of services by issuance of stock in lieu of cash, which would have a dilutive effect on the ownership interests of shareholders and could reduce the value of their shares. If we are unable to secure further capital we may seek to compensate providers of services by issuance of stock in lieu of cash. Any such stock issuance would dilute ownership interests of the shareholders. For example, it is possible that we would grant stock or stock options to compensate its executives and employees. Whether or not our cash assets prove to be inadequate to meet its operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which would have a dilutive effect on the ownership interests of shareholders and could reduce the value of their shares.

(5) Failure to retain and expand our existing management team could negatively impact our revenues.


Our success depends largely on the skills of certain key management, in particular our President, Guy Peckham and our Secretary/ Treasurer Bruce Hannan. We do not have employment agreements with our executive officers, key management or other employees and, therefore, they could terminate their employment at any time without penalty. We do not maintain key person life insurance policies on any of our employees. The loss of one or both of these individuals would cause us a significant setback. We may not be able to recruit personnel on acceptable terms to replace these individuals in a timely manner, or at all. Furthermore to execute our business plan fully we will need to bring in professionals capable of managing a strict receivables department. If we cannot retain trained personnel in this area, then this aspect of our service to our members would be lost. This could cause a drop off of enrollment in our membership program and a decrease in our revenues.


(6) Our failure to sign up distributors and agents could create greater competition and could result in a loss of business and a decrease in our revenues.


Potential members that we have targeted could also be our competition. If we are unsuccessful in signing these people up for our membership, they will be selling to the same target market that our members are selling to. At any time these sales organizations could copy our business plan and directly compete with us. Such competition could result in a loss of business and a decrease in our revenues.

(7) Our officers and directors control our operations and matters requiring shareholder approval and therefore have the ability to significantly influence all matters requiring shareholder approval.

Our officers and directors own approximately 20.0% of our outstanding shares of common stock. As a result, our officers and directors will have the ability to significantly influence all matters requiring approval by our shareholders, including the election and removal of directors. Such control will allow our officers and directors to control the future course of our company. Our officers and directors do not intend to purchase any of the shares in this offering.

(8) Shareholders could experience substantial dilution if we issue additional shares of our capital stock.


Over the next twelve (12) months, we intend to issue additional equity securities to raise additional cash to expand our operations. If we issue additional shares of our capital stock, shareholders will experience dilution in their respective percentages of ownership in Worldwide.


(9) There currently is no public market for our common stock. There can be no assurance that our common stock will ever be publicly traded or appreciate significantly in value and investors may not be able to find purchasers for their shares of our common stock.


We cannot guarantee that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services. While we, in conjunction with broker-dealers, intend to apply to the NASD to have our stock publicly traded on the Over-the-Counter Electronic Bulletin Board, no assurance can be given that such regulatory approval will ever be received. If our common stock becomes publicly traded, no assurance can be given that our common stock will ever be traded on an established national securities exchange or that our business strategy will be well received by the investment community.


(10) We have incurred losses which may continue, requiring us to seek additional sources of capital which may not be available, requiring us to suspend or cease operations.

We incurred net losses of $258,536 for the year ended December 31, 2004, as well as incurred a net loss of $306,969 for the six months ended June 30, 2005. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grows more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses.

(11) Our losses have created an unhealthy financial position for the company and our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated August 18, 2005, our independent auditors stated that our financial statements for the year ended December 31, 2004 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of cash flow constraint, an accumulated deficit of $262,536 at December 31, 2004 and recurring losses from operations. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans from various financial institutions where possible. Our continued net losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.



FORWARD-LOOKING STATEMENTS

You should be aware that any forward-looking statements in this prospectus involve risks and uncertainties as they are based on certain stated assumptions, which may apply only as of the date of this prospectus. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements and the actual results of our operations could differ materially from those anticipated in these forward-looking statements.

USE OF PROCEEDS

We will not receive the proceeds from the sale of any of the 10,016,000 shares offered by the selling shareholders. We are, however, paying the costs of registering those shares.

DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.10 per share. The shareholders arbitrarily set the offering price based upon their collective judgment as to a price per share they were willing to accept. The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of August 23, 2005, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

The following  table provides as of August 23, 2005,  information  regarding the
beneficial   ownership  of  our  common  stock  held  by  each  of  the  selling shareholders, including:

1.   The number of shares owned by each prior to this offering;
2.   The total number of shares that are to be offered for each;
3. The total number of shares that will be owned by each upon completion of the offering;
4.   The percentage owned by each; and
5.   The identity of the beneficial holder of any entity that owns the shares.


To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 25,011,000 shares outstanding on August 23, 2005.


------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Selling Shareholders            Shares of Common       Shares of        Shares of     Percentage of    Percentage of
                                Stock Owned Prior    Common Stock     Common Stock     Common Stock    Common Stock
                                   to Offering       to be Offered     Owned After     Owned Before     Owned After
                                                       for Sale       the Offering     the Offering    the Offering
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------

D. Bruce Horton                     625,000               0              625,000          2.5%            2.5%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Mryna Crawford                      610,000            610,000              0             2.4%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
T. Robert Horton                    525,500            300,000           225,500          2.1%             .9%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Jason Scharfe                       525,500            300,000           225,500          2.1%             .9%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Brad Scharfe                        600,000            600,000              0             2.4%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
H. Nixon Scharfe                    625,000               0              625,000          2.5%            2.5%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Lucille Mao                         510,500            510,500              0             2.0%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Tandoor Holdings Ltd. (1)           625,000               0              625,000          2.5%            2.5%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Lancaster Pacific                   625,000               0              625,000          2.5%            2.5%
Investments Ltd.(2)
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Eric Tan                             40,000             40,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Bryan Dear                          610,000            610,000              0             2.4%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Kim Foster                          485,500            200,000           285,500          1.9%            1.1%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Jacqueline Mcclure                  625,000               0              625,000          2.5%            2.5%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Jim Mochoruk                        735,000            735,000              0             2.9%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Korena Bleile                       745,500            325,500           420,000          2.9%            1.7%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------

                                       11

------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Selling Shareholders            Shares of Common       Shares of        Shares of     Percentage of    Percentage of
                                Stock Owned Prior    Common Stock     Common Stock     Common Stock    Common Stock
                                   to Offering       to be Offered     Owned After     Owned Before     Owned After
                                                       for Sale       the Offering     the Offering    the Offering
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Tammy Seibel                        230,000             75,000           155,000           .9%             .6%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Daryl Turner                         50,000                0              50,000           .2%             .2%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Aaron Toth                          625,000            625,000              0             2.5%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Rich Bergen                         505,500            200,000           305,500          2.0%            1.2%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Ed Robb                             645,000            20,000            625,000          2.6%            2.5%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Jason Sundar                        610,000            610,000              0             2.4%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Peter Dunfield                      675,000            50,000            625,000          2.7%            2.5%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Jeff Sundar                         572,500            350,000           222,500          2.3%             .9%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Joel Dumaresq                       807,000            807,000              0             3.2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Keith Ebert                         505,500                0             505,500          2.0%            2.0%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
David Dumaresq                      625,000                0             625,000          2.5%            2.5%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Founders Cup Charity Classic         10,000             10,000              0               *                0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Electronic Relationship           1,000,000          1,000,000              0             4.0%               0
Marketing (3)
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Guy Peckham (4)                   2,500,000                0           2,500,000         10.0%           10.0%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Bruce Hannan (5)                  2,500,000                0           2,500,000         10.0%           10.0%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Wes Dry                              50,000                0              50,000           .2%             .2%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Paul Olmstead                        50,000                0              50,000           .2%             .2%
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Dr. Keith Lim, Inc.                  75,000             75,000              0              .3%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
James Barton                         50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Craig Barton                         50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Andrew Cloutier                      50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Tana Cloutier                        50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Marko Ferenc                         50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Andras Romoki                        50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Michael Wood                         50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Rick Jeffery                         50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------


                                       12

------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Selling Shareholders            Shares of Common       Shares of        Shares of     Percentage of    Percentage of
                                Stock Owned Prior    Common Stock     Common Stock     Common Stock    Common Stock
                                   to Offering       to be Offered     Owned After     Owned Before     Owned After
                                                       for Sale       the Offering     the Offering    the Offering
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Wayne Osteiriecher                   50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Derek Puttick                        50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Silverback Management (6)            50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
William Stewart                      50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Brian Cole                           50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Andrew Bilon                         50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
James Ericksteen                      1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Kevin Ericksteen (7)                 25,000             25,000              0               .1              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Mike Howlet                          25,000             25,000              0               .1              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Everett Sponagle                      1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Robert Olsen                          1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Beverly Shultak                       1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Deanna Olsen                          1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Mike Newman                           1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Marvin Munro                          1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Edwin Gouin                           1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Jo-Ann Ericksteen                     1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Palmesa Investments, Inc. (8)        50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Paul Doherty                         15,000             15,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Jim Osterreicher                     10,000             10,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Cari Brown                           15,000             15,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Mike Schutz                          50,000             50,000              0              .2%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Wayne Hannon                         35,000             35,000              0             .14%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Newport Capital (9)                 200,000            200,000              0              .8%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Verona Capital International (10)   200,000            200,000             0               .8%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Pezzente Holdings(11)                 5,000              5,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Marcus Johnson                       16,000             16,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------


                                       13

------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Selling Shareholders            Shares of Common       Shares of        Shares of     Percentage of    Percentage of
                                Stock Owned Prior    Common Stock     Common Stock     Common Stock    Common Stock
                                   to Offering       to be Offered     Owned After     Owned Before     Owned After
                                                       for Sale       the Offering     the Offering    the Offering
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Coastal Asset Management (12)        160,000            160,000             0              .6%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Nadia Botteselle                      5,000              5,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Gerrard B. Kelly                      5,000              5,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Vaughn Biberdorf                     20,000             20,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Andoni Paleologos                   160,000            160,000              0              .6%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Gordon D.Rough                       20,000             20,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Charles Leonard Clarke                5,000              5,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Dimitrios Georgas                     5,000              5,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Kevin Clarke                          5,000              5,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Alec McDonald                        20,000             20,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Terry Schmidt                         6,000              6,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Mark A. Hayward                      36,000             36,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Shauna Matyas                         1,000              1,000              0               *               0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Allen Basler                         20,000             20,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Daren Sello                          20,000             20,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Sean Duncan                          20,000             20,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Peter Lafuente                       20,000             20,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Leo Kwok                             20,000             20,000              0              .1%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
James Paleologos                     60,000             60,000              0              .2%*             0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
425001 Alberta Ltd. (13),(14)     2,500,000               0            2,500,000         10.0%           10.0%

------------------------------ -------------------- ---------------- ---------------- --------------- ----------------
Total                            25,011,000         10,016,000        14,995,000          100%              0
------------------------------ -------------------- ---------------- ---------------- --------------- ----------------



* = less than 0.1%

(1)      Tandoor Holdings, Ltd. is controlled by Rosa Cheung.
(2)      Lancaster Pacific Investments, Ltd. is controlled by Paul Chan.
(3)      Electronic Relationship Marketing is controlled by John Rizzo.
(4)      Guy Pechkam is an officer and director of Worldwide.
(5)      Bruce Hannan is an officer and director of Worldwide.
(6)      Silverback Management is controlled by Nadia Traversa.
(7)      Kevin Ericksteen is a former officer and director of Worldwide.
(8) Palamesa Investments, Inc. is controlled by Kevin Ericksteen, a former officer and director of Worldwide. (9) Newport Capital is controlled by Brent Pierce. (10) Verona Capital is controlled by Gerold Hoop.

(11) Pezzente Holdings is controlled by Alfonzo Pezzente. (12) Coastal Asset Management is controlled by Jason Sundar. (13) 425001 Alberta Ltd. is controlled by Jeff Fearn and Jean Bundschuh.
(14) 425001 Alberta Ltd. has entered into a 5-year Management Services Agreement with Worldwide for the services of Jeff Fearn and Jean Bundschuh.

Except as disclosed in footnotes 4,5,7,8 and 14 above, to our knowledge, none of the selling shareholders:


1. Has had a material relationship with Worldwide other than as a shareholder as noted above at any time within the past three (3) years;
2. Has ever been an officer or director of Worldwide; or 3. Are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading; 2. in privately negotiated transactions; or 3. in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.10 per share. The price of $0.10 per share is a fixed price until the securities are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year holding period, subjected to certain volume limitations, and resale's by non-affiliates holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock listed on the OTC Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.10 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by market conditions. Selling shareholders may also sell in private transactions. We cannot predict the prices at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealer's fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or persons acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before their first sale and ending with the date of their last sale, bid for, purchased, or attempted to induce any person to bid for or purchase our common stock.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

LEGAL PROCEEDINGS

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and executive officers currently serving Worldwide are as follows:

Name                     Age  Position             Term Commenced  Term Expires
---------------------- ------ -------------------- --------------- -------------
Guy Peckham               41  Director/President   July 26, 2004   July 26, 2005
1203-1005 Beach Ave
Vancouver, B.C.
V6E 3W2
Bruce Hannan              35  Director/Secretary/  July 26, 2004   July 26, 2005
125 Sommerset Park SW         Treasurer
Calgary, AB
T2Y 3H5
Wally Marcolin            43  Director             June 17, 2004   June 17, 2005
128 Sunharbour Crescent
S.E Calgary, AB
T2X 3B3


The foregoing persons may be deemed "promoters" of Worldwide, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.


The director and officer Bruce Hannan is a full-time employee of the company. The director and officer Guy Peckham will spend 75% of his time on company business. The director Wally Marcolin is not an officer or employee of the company.


No executive officer or director of Worldwide has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of Worldwide has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding, which is currently pending.

No executive officer or director of Worldwide is the subject of any pending legal proceedings.

Guy Peckham, Director/President, Age 41: Mr. Peckham is a Director and President of our company. His term expires on July 26, 2005. From 1999 to 2001, Mr. Peckham was the Owner and President of Goodlife Brands, Inc., a company formerly known as Schwans Canada that offered Western Canada customers direct to home gourmet frozen, entries, desserts and ice cream. Mr. Peckham has also been president of Peckham Enterprises Ltd. since 1992. Peckham Enterprises Ltd. is a holding company that has private investments in real estate and three private businesses, a car wash, motel, and sports team. From 2001 to present Mr. Peckham has been a private investor and consultant. Mr. Peckham has not served as an officer or director in any other public company. Mr. Peckham devotes approximately 75% of his time to the operations of the business. Bruce Hannan, Director/Secretary/Treasurer, Age 36: Mr. Hannan is a Director, Secretary and Treasurer of our company. His term expires on July 26, 2005. From 1999 to 2002, Mr. Hannan was the National Sales Manager for McSweeney Plus Distribution/ Direct Plus Food Group . He oversaw 125 + supervisory and sales personnel across Canada . From 2003 to 2004, Mr. Hannan served as President of Globestuff.com, Inc., our wholly-owned subsidiary, a company engaged in the sales of promotional products, awards and incentive programs, uniform programs and solutions providers for corporations, small businesses, schools and sports teams. Mr. Hannan has not served as an officer or director in any other public company. Mr. Hannan is a full-time officer of the company and devotes 100% of his time to the operations of the business Wally Marcolin, Director, Age 43: Mr. Marcolin is a Director of our company. His term expires on June 17, 2005. From 1999 to 2002, Mr. Marcolin served as the Vice President of Operations for Goodlife Brands, Inc. where he managed and coordinated all in and out bound logistics with an annual operating budget of over $2.8 million. From 2002 to the present, Mr. Marcolin has been an owner and operator of Olivier's Candies Ltd., an old fashion candy and chocolate manufacturer located in Calgary, Alberta Canada. In 1983, Mr. Marcolin earned a Diploma in Business Administration from Camosun College in Victoria, British Columbia. In 1999, Mr. Marcolin earned an Executive Masters of Business Administration Program (E.M.B.A.) from the University of Calgary in Calgary Alberta. Mr. Marcolin has not served as an officer or director in any other public company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following tables set forth, as of August 23, 2005, certain information with respect to the beneficial ownership of our common and preferred stock by (i) each director and officer of Worldwide, (ii) each person known to Worldwide to be the beneficial owner of 5% or more of the outstanding shares of common stock, with such person's address, and (iii) all of the directors and officers as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of the shares and has sole voting and investment power with respect to the shares indicated.


--------------------------------------------------- ------------------- --------
Name of Beneficial Owner                               Common Shares
or Name of Officer or Director                      Beneficially Owned   Percent
--------------------------------------------------- ------------------- --------

Guy Peckham                                            2,500,000          10.0%
1203-1005 Beach Ave Vancouver, B.C.
V6E 3W2
--------------------------------------------------- ------------------- --------
Bruce Hannan                                           2,500,000          10.0%
125 Sommerset Park SW Calgary, AB
T2Y 3H5
--------------------------------------------------- ------------------- --------
425001 Alberta Ltd. (Jeff Fearn and Jean Bundschuh)    2,500,000          10.0%
44 Church Ranches Close NW Calgary, AB T3R 1C1
--------------------------------------------------- ------------------- --------
Wally Marcolin                                                 0             0
128 Sunharbour Crescent S.E Calgary, AB
T2X 3B3
--------------------------------------------------- ------------------- --------
Total Director/Officer/                                7,500,000          30.0%
5% Owners

--------------------------------------------------- ------------------- --------

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws, as amended, and by the applicable provisions of Nevada law.

The authorized capital stock of Worldwide consists of 100,000,000 shares of common stock having a par value of $.001 per share.

                                  Common Stock

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.


INTERESTS OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

DESCRIPTION OF BUSINESS

                                   The Company

Worldwide Promotional Products Corporation was originally incorporated in the State of Nevada on October 28, 1999, as "Victor James, Inc.". We were a dormant corporation since our inception and had never engaged in any prior business or financing activities prior to July 1, 2004.

On June 16, 2004, we filed a Certificate of Amendment with the Nevada Secretary of State changing our name from Victor James, Inc. to Worldwide Promotional Products Corporation.


On July 1, 2004, we entered into a Share Exchange Agreement with Globestuff.com, Inc, an Alberta corporation ("Globestuff"), whereby we acquired 100% of the outstanding common stock of Globestuff for 5,000,000 shares of our common stock. .. The merger was accounted for as a stock exchange reverse acquisition. Worldwide Promotional Products Corporation is the surviving legal entity with GlOBESTUFF.COM, INC. the surviving historical accounting entity whose financials statements are provided for reporting purposes. GLOBESTUFF.COM, INC changed its name to Worldwide Promotional Products 2004 Corporation on October 15, 2005 and is operated as a wholly owned subsidiary of the Company. There were no finders' fees or other compensation paid in consideration of this transaction.

Globestuff was originally incorporated in the Province of Alberta on January 9, 2003. Since inception the company has operated as a promotional products distributor in the city of Calgary, Alberta.


On April 19, 2004, we accepted the return of 400,000 shares from our former sole officer and director. Kevin Ericksteen, to treasury. Concurrently, we forward split our common stock 39 for 1.

On June 17, 2004, we accepted the return of 5,025,000 shares from Mr. Ericksteen to treasury. Thereafter, we had 15,165,000 shares of our common stock outstanding. We then issued 5 million shares to the shareholders of Globestuff.com,Inc. After this acquisition, we had 20,165,000 shares of common stock issued and outstanding.


On September 1, 2004 we entered into an Asset Purchase Agreement with the shareholders of Tradepointe Inc. to purchase the trade name "Tradepointe", and the associated goodwill. We issued 100,000 common shares and paid $28,200 CDN in this transaction. The operations of Tradepointe were combined with the operations of our subsidiary Globestuff.com Inc.

On August 4, 2005 our subsidiary entered into an Asset Purchase agreement with the shareholders of 425001 Alberta Ltd. to purchase the assets, liabilities and associated goodwill. We paid $157,647.33 CDN in this transaction. We also issued 2,500,000 common shares to the shareholders of 425001 Alberta Ltd. as part of a 5-year management services agreement to retain the services of Jeff Fearn and Jean Bundschuh.



                                  The Business


Worldwide Promotional Products was formed to bring a severely segmented and unstructured industry to centralize and develop a structure that would allow an organization to capitalize on the $2.1 billion dollar promotional products industry in Canada.

A promotional product is described as useful and/or symbolic products, which are used in advertising and communication as communication vehicles, goodwill reminders, signs, gifts and incentives.

With over 4000 independent distributors and over 1000 suppliers of promotional product related items in Canada there is a strong need to develop a system that will enhance the business.

Our business model is being noted as a need to the industry to have a structure that is designed to bring a level of development and professionalism that has come to be labeled as trinkets and trash. There is a lack of professionalism and camaraderie that we hope to develop as we expand our organization.

The membership is designed to offer the small independent distributor the marketing and administrative tools and services required to offer a competitive advantage to their clients. This includes access to suppliers and products that may not be available to them otherwise.

Our business operation would compare to that of a sub-distributor whereby we market suppliers' products through a suite of tools that would be cost prohibitive to a small independent company. This includes the availability of our supplier product sample lending library, showroom facilities, company branded websites, industry bulletin board, online ordering, e-mail marketing brochures and listed supplier specials.

We continue to source suppliers and have secured special pricing, rebates, rebate incentives and commissions in exchange to market supplier products to our membership. We are a membership-based sales, marketing and administrative support organization for suppliers and distributors of promotional products.

Administrative services include order process, tracking and financial services including the opportunity to finance our members' accounts receivable. The financial services have not yet been implemented and will be dependent on the reception in the market.



We offer our member distributors:

     1) Marketing and administrative support - Providing the marketing solutions such as e-solution technology, mass mail-outs, and convenient tools to ease the burden of additional marketing and administration expenses to our members.

E-solution technology refers to the ability of member distributors to search, view and manipulate promotional product data from a variety of promotional products suppliers on one website - specifically http://www.webcatalogues.ca. Using the product search engine distributors can use one of several custom developed web based tools to recalculate their profit margins and develop quotes to directly email to their client or save for later reference. The ability to source, calculate, quote and communicate from this central location will assist distributors in reducing the time required on these administrative and marketing costs. There is no charge for this service.

Member distributors have the ability to develop their websites to display a sub-set of this product information ensuring their client's product searches are limited to those suppliers who are also Worldwide members. An example of this is available on the web at http://example.webcatalogues.ca. The charges (in CDN$) associated with this service are:

Option 1. Build Your Own website   $99.00

Distributor chooses from a number of templates and builds their own website, which is in turn a sub-domain of webcatalogues.ca displaying only retail data. They are also offered an email address. An example of this system is available at http://sitebuilder.webcatalogues.ca

Option 2. Product search, specials and wish list for an existing site - $99.00

Worldwide creates three pages through webcatalogues.ca for the distributor to add to their own website. Also includes one email address.

Option 3. Worldwide Built website -$199.00

Same as option 1 but Worldwide is responsible for choosing and adding to the template. Additional web development charged at $50.00 hour.

Option 4. Full Package $349.00 plus $19.99 month hosting

Same as option 3 plus Worldwide will register a domain name on the distributor's behalf and host that domain on Worldwide's server. An unlimited number of email addresses are included.


     2) Accesses to a larger variety of suppliers - Many Suppliers do not have marketing representatives that build their brand awareness. Their marketing program consists of a catalogue and hope that a distributor will show it. Worldwide will offer the facilities and promote these lines for a commission-based fee that will also include a member incentive program. This service is part of our Tradepointe showroom.



     3) Receivable factoring - Entering into strategic alliances with financing companies and providing A/R service will allow the distributor to reduce administration and improve cash flow. This also decreases the system requirements for the distributor. This service is not currently offered and will be dependent on the response in the marketplace. Distributors will be charged a percentage of sales for this service.



     4) Member specials - Worldwide will negotiate member specials with suppliers to promote certain products to be featured throughout the year. These specials are currently promoted through email blasts to our membership.



     5) Ease of ordering - Worldwide's online catalogue will allow distributor members to browse through products and place their orders online 24 hours a day. A customer service team is in place and we are currently accepting distributor orders.

     6) Multi-line showrooms - this provides distributors same day sampling to their customers, with no re-stocking charge for returned samples. This is part of Tradepointe that was purchased on September 1, 2004. We charge individual distributors $175 CDN per year for a Tradepointe membership and we charge distributors with salespeople $249 CDN per year.

     7) Industry trends and knowledge - will provide member distributors with the latest industry news and information to help gain knowledge to grow their business. Currently this is provided through a community discussion board located on our distributor website www.webcatalogues.ca.

     8) Product sourcing - through our list of preferred suppliers, Worldwide will source out products that will best suit the needs of the distributor and their client. We currently have a number of suppliers in the program and will add more as our membership desires.

We offer our member suppliers:

     1) Marketing and promotion - increased sales through line representation. Worldwide will offer full time marketing personnel to work with preferred suppliers to focus on marketing materials for e-solution marketing, mass mail-outs and cutting edge marketing programs. Currently all marketing materials is being provided by suppliers. Worldwide distributes it to our membership base through email and the bulletin board in Tradepointe.

     2) Showroom and lending library - space is provided for a fee to showcase product ensuring it is attractively displayed. Samples are managed ensuring that they are ready to go for distributor pick-up, as well as returned as agreed. This is part of Tradepointe.

     3) Cost savings - major reduction in maintaining a physical presence; as well as reduced shipping and tracking costs through our Tradepointe lending library.

     4)   Increased   exposure  -  access  to  currently  over  270  distributor companies with over 500 members.

     5) Customer service - full-time staff in the Tradepointe galleries to book appointments, manage inventory, catalogues and flyers, as well as assist with product sourcing.

     6) Membership requirement of qualified promotional product distributors with loyalty incentive program to further drive sales and increased market share. We currently offer distributors 1% of sales as a rebate.

     7) Participation in scheduled forums and intra-organization communications and networking amongst members through the showroom and online bulletin board of industry related topics. This online bulletin board is located at our distributor website www.webcatalogues.ca.


We have built an easy to use website for members that gives them more selection and better pricing opportunities to purchase promotional products through buying into an organization that offers pricing normally reserved only for the largest of corporations. This website is www.webcatalogues.ca. This website is only accessible by our member distributors and includes an online catalogue and sales & marketing tools.

We are currently approaching the existing 2000 small to mid-size promotional products sales people and organizations in Canada and offer them a trial of our services, website, showroom, and accounting. Our goal is to establish Worldwide as the leading marketing organization of promotional products in North America by consolidating the buying and selling strengths of each of the over 2000 small sales organizations. Currently Canada and the USA do not have a marketing and sales organization that offers the solutions we intend to offer under one roof. This proposed business will benefit both the suppliers and the distributors throughout Canada by providing better margins and decreasing administration support for the distributor, and increased sales market share for the supplier. The industry's competitors provide the possibility of becoming members, which in turn provides a large opportunity for a promotional solutions company.

We provide a professional business setting that allows customers, members and suppliers to see the business in full production. Our approach is to have them visit the office and understand what their membership fees are doing for them. We currently have two facilities, one in Calgary, Alberta, which is our main facility, and one in Vancouver. The Calgary facility offers 3000 square feet and the Vancouver facility offers 2000 square feet of showroom, displaying different products that are offered. There is also 3000 square feet of office space in the Calgary facility to carry on the day-to-day operations of our organization. We have a further 3000 square feet of silk screening and embroidery services. Members can come directly to see what their dues are going towards versus simply logging on to a database. We also have a small portion of these spaces dedicated to customer service. This will allow our members direct service at our facility. We plan to expand our level of services as we expand our membership and cash flow.

The "no cost" membership is a part of our marketing campaign across Canada. It allows a qualified promotional product distributor to have access to order from Worldwide Promotional once a credit application has been approved. The order process is where we will generate sales and commissions and rebates from our suppliers. The independent distributor has the option to pay for our marketing and service fees listed above. We feel the no cost fee will attract and more rapidly expand our membership base that will allow us to continue additional negotiations with Suppliers for expanded margins. Access to our Tradepointe membership requires a paid membership as discussed above.

Our market is Canadian promotional product distributors. We have also discussed opportunities with suppliers from the US who want to expand into Canada. We will continue to build relationships to US Suppliers that may offer products or services not available from Canadian Suppliers. We will attempt to negotiate exclusive sub-distributor agreements from these Suppliers that will also enhance the need to be a member of Worldwide Promotional Products.



                                   Competition


Pricing and service will be major factors in competition. If we can provide superior service, such as our showrooms, we expect to obtain many of our potential competitors as members. Also, members will be provided with volume based incentives that are not usually available to most of the distributors within Canada. A percentage of sales will be charged to our customers for our added benefits such as back end accounting and collections that we plan to roll out as we are established. Our major competition is from larger distributors. They currently enjoy a competitive advantage based on price because of their size and buying power. As our membership increases, we become a threat to their position. Our business differs, as we create a level playing field for other competitors in the industry. Large distributors may pressure suppliers to not participate in the program. We will need to sell the fact that over 50% of their sales come from the segmented market of small to medium sized independent distributors that will see the advantages of what we offer. A major barrier for growing our membership is the paranoia for distributors to disclose information in regards to their clients. This is partially due to the fact that it is such a new concept in Canada and to change the way things have always been done is the obstacle to overcome. We must continue to build relationships with these distributors to show them the advantages of being part of a larger organization. As we have initiated our membership business within the last year, we are only just beginning to establish a market position.

Our direct sales division is positioned as one of the larger distributors in the Calgary area. The action plan to acquire additional promotional product companies will allow us to rapidly become one of the largest distributors in Canada. This will eliminate some of the criticism from larger distributor companies that request suppliers not participate in our program. Suppliers have already started to see increases in their sales because we are marketing their product lines to a large membership that possibly was not aware of some of these Suppliers in the past.

Increase sales and market share will allow us to continue to achieve larger rebates and incentives to add to the bottom line. Management also believes that having the embroidery equipment housed in the same office as the sales staff will provide a large advantage that many of the current distributors are not able to offer, such as quality control.



                   Dependence on One or a Few Major Customers

We do not depend on any one or a few major customers.

        Patents, Trademarks, Franchises, Concessions, Royalty Agreements,
                               or Labor Contracts

We have no current plans for any registrations such as patents, trademarks, copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

            Need For Government Approval for its Products or Services

We are not required to apply for or have any government approval for our products or services.


               Effect of Governmental Regulations on our Business


We will be subject to common business and tax rules and regulations pertaining to the operation of our business in the State of Nevada, as well as federal securities laws and regulations after the effective date of this registration statement. If our business expands outside of Canada we may be subject to import and export regulations of Canada and the United States. Currently, as our business is conducted solely in Canada, we are not subject to any import and export regulations. In complying with these laws and regulations, we may incur additional legal and accounting costs and expenses, but we do not believe such costs and expenses shall have a material effect on our operations or liquidity.


              Research and Development Costs for the Past Two Years

We have not expended funds for research and development costs in the past two years.

     Costs and Effects of Compliance with Environmental Laws and Regulations

Environmental regulations have had no materially adverse effect on our operations to date, but no assurance can be given that environmental regulations will not, in the future, result in a curtailment of service or otherwise have a materially adverse effect on our business, financial condition or results of operation. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent that laws are enacted or other governmental action is taken that imposes environmental protection requirements that result in increased costs, our business and prospects could be adversely affected.

                                   Bankruptcy

We  have  not  been  involved  in  any   bankruptcy,   receivership  or  similar
proceedings.

                              Equity Incentive Plan

We currently have no equity incentive or option plan in place.

                               Number of Employees


We currently have twelve (12) full time employees, one part-time and four independent contractors. We will add more employees in the future as membership grows. Many of the employees will be sales, customer support and administrative staff. We will also have staff members trained in negotiating skills. These people will also be used as collections agents. None of the employees are subject to collective bargaining agreements. There has not been a strike and one is not currently contemplated. Our staff structure is as follows:

o Sales personnel - Currently we have one full-time sales manager handling supplier relations in Vancouver and one sales manager on contract handling distributor relations also in Vancouver. Our direct sales division has one sales manager and one commissioned salesperson, plus four independent commissioned sales consultants.


o Embroidery Staff - staffing will be determined by the business that is sourced, but currently we have two silkscreeners/ embroiderers plus a manager and one person that does contract work for us. o Credit Department - 2 to 3 individuals that would be responsible for running credit applications and collection calls of which we now have one person on staff.

o IT Department - 1 to 2 individuals that will service the website and keep it up to date. They will also be able to offer customer support. We have one person at the present time.

o Purchasing/Customer Service - 2 to 3 individuals to do product sourcing and work closely with the suppliers of which have one on staff now. We may need another person depending on the orders and capacity to process them.

o Accounting - 2 individuals to do Accounts Payable and general accounting. We currently have one Accounting Assistant/Collections plus a manger.


Showroom - We currently have one person who manages the showroom in each of the Vancouver and Calgary locations, plus one part-time person to assist in the Calgary showroom.

                          Reports to Securities Holders


We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Forms 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 100 F. Street NE, , Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion is intended to provide an analysis of our financial condition and Plan of Operation and should be read in conjunction with our financial statements and the notes thereto set forth herein. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below.

                                Plan of Operation


Expansion of our direct sales through acquisitions of promotional products distributors and growth of present operations including our membership is our primary objective over the next twelve months. Plans are now in place and being implemented for expansion of our operations. We anticipate significant growth over the next year.

We have consolidated our current operations in Calgary from three different locations into one larger facility with a significantly larger and more professional showroom. We also have a showroom located in Vancouver, British Columbia. Our business is divided into two departments of which we intend to grow both areas over the next year. The departments are direct sales, to end users of promotional products, and distributor memberships. These divisions are recorded separately for management purposes, but are not considered separate operating segments as defined in paragraph 10 of SFAS 131. Our business also includes a manufacturing facility to personalize promotional products through silk-screening, embroidery and embossing.

Direct sales

Revenue is generated through selling personalized promotional products to corporate customers and sports teams. Cost of sales include, the goods purchased for resale, plus any personalization involved. Personalization can be done in-house in our manufacturing department, or contracted out to a third party. Personalization involves placing a logo or crest on the product according to customer preference. We now have two dedicated professionals selling to our current customer base and increasing sales by adding more customers in Calgary and surrounding areas. Our success in capturing more business will depend on our ability to find creative and cost effective solutions for our customers. The promotional products industry is very competitive by nature with many distributors competing for the same customers. There are very little barriers to entry in promotional products, and new distributors are constantly entering the business. We must rely on the infrastructure and support we have created to meet our customers' needs. This support includes all administration including accounts receivable and collections, accounts payable, customer service, and marketing.

We also have plans to rapidly expand this division through acquisitions of other promotional product distributors. Over the next 12 months we plan on acquiring 5-10 promotional products distributors across Canada. We have identified several potential acquisitions and will be performing our due diligence to determine which companies will provide the best opportunity for us. Acquisitions will require cash, shares, or a combination of both. In order to carry out successful acquisitions, we will be required to raise additional funds through issuance of additional shares or debt. We have completed one acquisition. This acquisition required a combination of cash and shares. We have also entered into an agreement with the acquired company to retain its management services for a 5-year term. This will add a great deal of experience to our team. We have signed non-disclosure agreements with an additional 11 promotional product distributors ranging in size from an estimated $250,000 in sales to $25,000,000 in annual sales. One of the key factors was identifying successful individuals with several years of experience who may be at or near the retirement age. Any discussions have been preliminary with the intent to have trading commence to raise required capital and offer shares at closing.


Membership

Revenue is generated through goods sold to promotional products distributors, as well as services, such as website development, collection of receivables and the fee to use our Tradepointe showroom. Suppliers also pay a fee for space provided in the showroom to display their products. Members can purchase their goods through Worldwide and receive preferred pricing, in the form of rebates. Cost of sales include, the product purchased from the supplier and general staff overhead. Tradepointe is our showroom where members can sign-out samples to show their customers without incurring any shipping or re-stocking fees.

Additional suppliers are being solicited and added to our supplier base. An aggressive sales and marketing approach through mail-outs and follow-up telephone calls has also been launched to enable suppliers to see the overall benefit that Worldwide will provide for their company. Suppliers will be added to our showroom on a limited basis, based on our members' needs.

Professional information packages for members outlining the concepts and benefits of membership have been developed and have been distributed to promotional products distributors in Alberta and British Columbia. This campaign has met with some success, as we have had eighteen distributors sign up to membership in June and July. Our goal is to add thirty members each month over the next 12 months to grow the membership and increase our buying power. Our initial focus will be distributors in Alberta and British Columbia, but we will expand into the rest of Canada as we gain financial stability and acceptance in the marketplace.

Manufacturing

Revenue is generated through personalization of promotional products through embroidery, silk-screening and embossing. Cost of sales include, labor, and general supplies such as thread, dye and fabric. The customer base is made up of promotional products distributors, corporate customers and sports teams. Our silk screening, embroidery, and embossing will achieve growth and profitability as our customer base increases. As more members sign up there will be an increased need for the services of our manufacturing business. As acquisitions are made our focus of the manufacturing department will shift and dedicate more time to in-house production and less to outside customers. We have no plans to add any additional equipment to this operation, as it is not yet operating at full capacity.




                             Results of Operations.

Fiscal Year Ended December 31, 2004 as compared to fiscal year ended December 31, 2003.

On July 1, 2004 the company completed a merger where it purchased all of the outstanding stock and merged with GLOBESTUFF.COM, INC an Alberta company formed January 9, 2003. The merger was accounted for as a stock exchange reverse acquisition. Worldwide Promotional Products Corporation is the surviving legal entity with GLOBESTUFF.COM, INC the surviving historical accounting entity whose financial statements are provided for reporting purposes. GLOBESTUFF.COM, INC changed its name to Worldwide Promotional Products 2004 Corporation on October 15, 2004 and is operated as a wholly owned subsidiary of the Company. All material terms of the share exchange are contained in Exhibit "4.1" Stock Purchase Agreement. Worldwide Promotional Products 2004 Corporation provides promotional products to corporate customers and sports teams in Calgary and surrounding areas. Approximate annual revenues are $900,000. Revenue includes that generated from embroidery, silk-screening and embossing (manufacturing).

On September 1, 2004 we entered into an Asset Purchase Agreement with the shareholders of Tradepointe Inc. to purchase the trade name "Tradepointe", and the associated goodwill. We issued 100,000 common shares and paid $28,200 CDN in this transaction. The operations of Tradepointe were combined with the operations of our subsidiary Globestuff.com Inc. Tradepointe generates revenue through memberships to promotional products distributors so they can visit the showroom and borrow samples for their customers viewing. The other revenue stream is through the space rented by suppliers to display their products. Tradepointe has a showroom located in the same location as Worldwide's corporate offices in Calgary, as well as a location in Vancouver, British Columbia.

Total revenues for fiscal 2004 were $767,777 as compared to $423,327 in fiscal 2003, an increase of $344,450 reflecting increased sales in fiscal 2004 as compared to fiscal 2003. This revenue was generated completely by our subsidiary. Our direct sales of promotional products accounted for $736,087 and Worldwide membership (Tradepointe) generated revenue of $31,690 through supplier rent and distributor memberships.

We had total assets of $372,112 at December 31, 2004, compared to total assets of $123,210 at December 31, 2003, an increase of $248,902 primarily due to an increase in cash and accounts receivable. This increase is attributable to increased sales and investor capital.

We had total current liabilities of $346,345 at December 31, 2004 compared to total current liabilities of $61,123 at December 31, 2003, an increase of $285,222 resulting from an increase in accounts payable due to higher sales, as well as an increase in short-term Notes Payable and unearned revenue. Unearned revenue is memberships and supplier paid annually and amortized over a 12-month period.

Cost of goods sold for fiscal 2004 increased to $474,280 from $309,711 for fiscal 2003, due to the increase in our overall sales volume.

Interest expense for fiscal 2004 was $12,952 compared to $872 for fiscal year 2003.

We had a net loss of $(258,536) for fiscal 2004 compared to a net loss of $(4,000) for fiscal 2003, an increase in net loss of $(254,536). The increase is primarily due to the expenses related to the commencement of operations, including salaries, general and administrative, professional fees and rent.

At December 31, 2004, we had $112,247 in cash and cash equivalents, compared to $19,634 in cash and cash equivalents at the year ended December 31, 2003, an increase of $92,613, resulting primarily from additional capital investment and increased sales.

General and administrative expenses were $104,288 for the year ended December 31, 2004, compared to $67,170 for the year ended December 31, 2003, an increase of $37,118. The increase is attributable to the commencement of our operations.


The Period Ended June 30, 2005 Compared to the Period Ended June 30, 2004

Total revenues for the six months ending June 30, 2005 were $476,070 as compared to $379,944 for the same period in 2004, an increase of $96,126 reflecting the commencement of our membership operations. Our direct sales of promotional products accounted for $325,089, which was a slight decrease. Our membership department including distributor sales, memberships and supplier display rental generated revenue of $150,981.

We had total assets of $266,492 at June 30, 2005, compared to total assets of $168,884 for the same period in 2004, reflecting additional accounts receivable through increased sales, additional office equipment and goodwill.

We had total current liabilities of $356,60 at June 30, 2005 compared to total current liabilities of $109,544 for the same period in 2004, resulting from increased accounts payable, short term notes payable, and unearned revenue.

Cost of goods sold for the six months ending June 30, 2005 increased to $266,391 from $258,136 for the same period in 2004, due to the commencement of sales to distributors.

Interest expense for the six months ending June 30, 2005 was $13,292 compared to $6,079 for the same period in 2004, due to interest on the short term notes.

We had a net loss of $306,969 for the six months ending June 30, 2005 compared to a net income of $13,354 for the same period in 2004. The increase is primarily due to the expenses related to the commencement of our operations, including salaries, general and administrative, professional fees and rent.

At June 30, 2005 we had $42,227 in cash and cash equivalents, compared to $112,247 in cash and cash equivalents at the same period in 2004, resulting primarily from incurring losses.

General and administrative expenses were $104,551 for the six months ending June 30, 2005, compared to $23,943 for the same period in 2004. The increase is attributable to increased overhead related to the commencement of our operations.

                         Liquidity and Capital Resources

Operating Activities

Net cash used in operating activities was $238,985 for the six months ended June 30, 2005 compared to net cash provided by operating activities of $29,344 for the same period in the prior year. This increase is attributed primarily to the net loss from increased expenses associated with the commencement of current business operations. Significant changes in accounts receivable and accounts payable in this period is due to the growth of our business as we generate higher sales and purchase more products for resale. Inventory has not increased significantly as we hold minimal inventory. Product is generally ordered from suppliers as each customer order is accepted.


Investing Activities

Net cash used in investing activities increased to $6,892 during the six months ended June 30, 2005 as compared to net cash provided in investing activities of $147 for the same period in prior year as a result of leasehold improvement and the purchase of office equipment.

Financing Activities

Net cash generated in financing activities increased to $175,857 during the six months ended June 30, 2005 as compared to net cash used in financing activities of $14,926 for the same period in prior year as a result of issuing 125,000 shares of common stock for $0.10 and 661,000 shares of common stock for $0.25.

As of June 30, 2005, we had total current assets of $213,362 and total current liabilities of $356,608, resulting in a working capital deficit of $143,246; as of that date, we had cash of $42,227. Our monthly burn rate is $40,000. During the six months ended June 30, 2005, we incurred a loss $306,969, and we had an accumulated deficit of $569,505 as of June 30, 2005. These factors raise substantial doubt as to our ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that we will continue as a going concern. Continuing as a going concern contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, the ability of our company to continue as a going concern on a longer-term basis will be dependent upon our ability to generate sufficient cash flow from operations to meet our obligations on a timely basis, to retain our current financing, to obtain additional financing, and ultimately attain profitability. Our current cash flow from operations will not be sufficient to maintain our capital requirements for the next twelve months. Accordingly, we will need to continue raising capital through either debt or equity instruments. We have finalized a loan agreement in the amount of $250,000 CDN that was funded on August 9, 2005. The use of proceeds of the loan include $50,000 CDN as a down payment on the 425001 Alberta Ltd. asset purchase. The balance will be to finance working capital. We believe our cash will be sufficient to maintain our capital requirements until October 2005. We have received an extension on the short-term notes payable to October 31, 2005. We believe we will need to raise at least an additional $500,000 within the next twelve months so we may continue executing our business plans. Whereas we have been successful in the past in raising capital, no assurance can be given that these sources of financing will continue to be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on favorable terms. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern.

If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures, or may be required to reduce the scope of our planned operations and marketing efforts, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to curtail operations significantly.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders.




                          Critical Accounting Policies

Below is a listing of the most recent accounting standards and their effect on our company.

SFAS 148 Accounting for Stock-Based Compensation-Transition and Disclosure Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial  Instruments  with  Characteristics  of both  Liabilities and
Equity

This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after June 6, 2003.

Interpretation No. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. We have not invested in any such entities, and do not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on our financial position, results or operations, or cash flows.


DESCRIPTION OF PROPERTY


There are six (6) leases, two for buildings and four for equipment.

                                Office Facilities

The building lease is for 3404-25th Street, NE, Calgary, Alberta, Canada. The landlord of the building is Standard Life Assurance Company of Canada. Other than this lease, our company, officers, directors, or affiliates have no relationship with the landlord. It is a 5-year term for $6067.33 CDN per month. The lease commenced on October 1, 2004 and ends September 30, 2009. The premises is 9,101 square feet, making the lease eight dollars ($8.00) per square foot per year. The first and last months rent were paid upon signing the lease. There is no provision to renew at this time.

The second building lease is for 3687 1st Avenue, Vancouver, British Columbia, Canada. The landlord of the building is Kaycan Limited. Other than this lease, our company, officers, directors, or affiliates have no relationship with the landlord. It is a 2-year and 8-month term for $2070.75 CDN per month. The lease commenced on March 1, 2003 and ends October 31, 2005. The premises is 2,761 square feet, making the lease nine dollars ($9.00) per square foot per year. There is no provision to renew at this time.


                                Equipment Leases

The first equipment lease was made June 30, 2004, between Deep Designs and Apparel, Inc. and Globestuff.com, Inc. The lease is for a period of five years and terminates June 30, 2009. The lease calls for monthly payments of $1,176.99 CDN plus applicable tax on the first day of each month. The machinery included on this lease is as follows: Happy Embroidery Machine, Ipunch Digitizing
Software, Embroidery Learning Guides, DRA Wings Digitizing Software, Hopkins Press, Excalibur Press, Artwave Dryer, Atlas 5 Way Exposure Unit, Wash Bay, Black Flash Spot Dryer, Ranar Spot Dryer, Light Table, Printa Pad Printer, Rotary Attachment, Press-A-Print Pad Printer, Pad Printing Supplies, Epson Printer, Dell Computer, Lexmark all in one, Techtronics Computer, Hix Heat Press, Corell Draw Program, Illustrator Program, Digital Art Solutions and accompanying inventory.

The second equipment lease is between Custom Trends Inc., and Globestuff.com, Inc. Custom Trends Inc. is a company controlled by our Secretary-Treasurer, Bruce Hannan. The lease commenced on July 1, 2004 and terminates on June 30, 2009, also a five year term. The payments are $1,588.79 CDN plus applicable tax payable on the first of each month. The equipment is as follows: three Amaya

Single Head Embroidery Machines, one operating system for Amaya, one Dell Computer system, one Permaboss Model TEM-705, Brother Industrial Sewing Machine, Power Converter, Cansew Industrial Waste Band Machine, Union Special Serger, Castman BB-125 Blade Machine, and one Industrial Steamer.

The third equipment lease was made on December 1, 2004, between MTC Leasing Inc. and Worldwide Promotional Products 2004 Corporation. The lease is for a period of three years and terminates on December 1, 2007. The lease calls for monthly payments of $641.38 CDN inclusive of all Goods & Services tax payable on the first day of each month. The equipment included on this lease is as follows:
Multiple Currency software, two MS9540 Scanners, Zebra Barcode Printer, two HP Proliant DL380 Rackmount Servers, APC Smart UPS 1000VA, Rackmount Keyboard Tray with Keyboard, 4 Port KVM Manual Switch w/cable kit, Intel 16 Port Rackmount 100 baseT Switch, Sonicwall Pro 2040 Core VPN Router, Sonicwall TZ170 10 User VPN Router.

The fourth equipment lease was made on December 1, 2004 between Bodkin Capital Corporation and Worldwide Promotional Products 2004 Corporation. The lease is for a period of thirty (30) months and terminates on June 1, 2007. The lease calls for monthly payments of $578.37 CDN inclusive of all Goods & Services tax payable on the first day of each month. The equipment included on this lease is as follows: BusinessVision 32 SQL 10 user software, Custom Pack software, Custom Programming to install, two Windows 2000 Server with 20 CALS, five Windows 2000 Terminal Service CALS.




CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


As stated in the above paragraph, Bruce Hannan, our Secretary-Treasurer and Director is the controlling shareholder of Custom Trends Inc., the lessor of one of our equipment leases.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                           Principal Market or Markets

Our common stock is not listed on any exchange and there is no public trading market for the common stock.

                   Approximate Number of Common Stock Holders

As of June 1, 2005, we had 22,511,000 shares of common stock issued and outstanding, held by approximately 104 shareholders. We have no outstanding warrants or options to purchase our securities.

                        Shares Eligible for Future Sale.

We currently have 25,011,000 shares of common stock outstanding. A current shareholder who is an "affiliate" of Worldwide, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Worldwide, will be required to comply with the resale limitations of Rule 144.


Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about Worldwide. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.


PENNY STOCK RULE

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.



DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and anticipate that future earnings, if any, will be retained for development of our business.


EXECUTIVE COMPENSATION


The following table sets forth certain information concerning the compensation paid by Worldwide for services rendered in all capacities to Worldwide from January 1, 2004 through the fiscal year ended December 31, 2004, of all officers and directors of the Company. The company's two directors are not compensated for their role as director. They are currently only compensated for their roles as officers of the company. Neither director and officer are under a contract of any sort, including any employment contracts and termination of employment and change-in-control arrangements.

Name and Principal
Underlying
Positions at              Salary       Bonus      Compensation        Options
-------------------------------------------------------------------------------
Guy Peckham             49,914.00
Bruce Hannan            45,962.48
Wally Marcolin                  0

LEGAL MATTERS

The O'Neal Law Firm, P.C., Shea Boulevard, Suite #400-D, Fountain Hills, Arizona 85268, will pass upon the validity of the shares offered hereby for Worldwide.

SECURITIES ACT INDEMNIFICATION DISCLOSURE

Worldwide's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against
public  policy  as  expressed  in  the   Securities   Act,  and  is,   therefore
unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

EXPERTS

The financial statements of Worldwide as of December 31, 2004 and 2003, included in this prospectus have been audited by Shelley International CPA, independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT

Our transfer agent is First American Transfer Company, 706 East Bell Road, #202, Phoenix, Arizona 85022.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in and/or disagreements with Shelley International, C.P.A. on accounting and financial disclosure matters.

PART II - FINANCIAL STATEMENTS



Financial Statements Six Months Months Ended June 30, 2005 ................. 38

        Consolidated  Balance  Sheets June 30, 2005 and December 31, 2004
         (Unaudited) ........................................................38

        Consolidated  statements  of Operations  Three Months Ended June
          30,  2005 & 2004  and  Six  Months  Ended  June  30,  2005 & 2004
          (Unaudited) ...................................................... 39

        Statement of Stockholder's Equity January 9, 2003 (Inception) to
          June 30, 2005 (Unaudited) ........................................ 40

        Consolidated  Statements of Cashflows Three Months Ended June 30,
          2005 & 2004 and Six Months Ended June 30, 2005 & 2004
          (Unaudited) ...................................................... 41

        Notes to unaudited  Consolidated  Financial  Statements (June 30,
          2005, 2004) ...................................................... 42




Financial Statements Year Ended December 31, 2004 and 2003 ................. 48

        Report of Independent Registered Public Accountant...................48

        Consolidated Balance Sheets Year Ended December 31, 2004
           and 2003 .........................................................49

        Consolidated Statements of Operations Year Ended  December
           31, 2004 and 2003 ................................................50

        Statement of Stockholders' Equity October 28, (Inception) to
           December 31, 2004 ................................................51

        Consolidated  Statements  of Cash Flows Year Ended  December
        31, 2004 and 2003 ...................................................52

        Notes to Financial Statements .......................................53

                   Worldwide Promotional Products Corporation


                          Consolidated Balance Sheets
                         ------------------------------

                         ASSETS
                                                June 30,
                                                 2005          December 31,
                                              (Unaudited)         2004
                                           ----------------- -----------------
CURRENT ASSETS
     Cash                                    $        42,227   $       112,247
     Accounts Receivable - Net                       127,076           148,958
     Prepaid Expense                                  19,246            36,340
     Inventory                                        24,813            21,481
                                           ----------------- -----------------

     Total Current Assets                            213,362           319,026
                                           ----------------- -----------------

EQUIPMENT, net                                        30,516            29,626
                                           ----------------- -----------------
OTHER ASSETS
     Goodwill                                         22,614            23,460
                                           ----------------- -----------------

     Total Long Term Assets                           22,614            23,460
                                           ----------------- -----------------

TOTAL ASSETS                                 $       266,492   $       372,112
                                           ================= =================

                          LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities
     Accounts Payable and Accrued Expenses   $       154,185   $       127,155
     Accrued Expenses                                 20,866            12,079
     Notes Payable                                   159,578           173,435
     Unearned Revenue                                 20,169            29,684
     Accrued Interest                                  1,810             3,992
                                           ----------------- -----------------

     Total Current Liabilities                       356,608           346,345

Non-Current Liabilities
     GM Card Payable                                  27,723            13,592
     Notes Payable - Shareholder                      57,935            60,102
                                           ----------------- ------------------

     Total Non-Current Liabilities                    85,658            73,694
                                           ----------------- -----------------

TOTAL LIABILITIES                                    442,266           420,039
                                           ----------------- -----------------
STOCKHOLDERS' EQUITY

     Common Stock, authorized 100,000,000
     shares, $0.001 par value; Issued and
     outstanding June 30, 2005, 22,511,000
     shares; December 31, 2004
     21,665,000 shares.                               22,511            21,665

     Paid in Capital                                 361,339           178,435

     Accumulated Translation Gain/(Loss)               9,881            14,509

     Retained Earnings/(Deficit)                    (569,505)         (262,536)
                                           ----------------- -----------------

     Total Stockholders' Equity/(Deficit)           (175,774)          (47,927)
                                           ----------------- -----------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                         $       266,492   $       372,112
                                           ================= =================

The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation

                     Consolidated satatements of Operations
                    ---------------------------------------
                                  (Unaudited)


                                                Three Months Ended June 30        Six Months Ended June 30
                                           --------------------------------- ---------------------------------
                                                 2005            2004              2005            2004
                                           ---------------- ---------------- ---------------- ----------------
   INCOME

      Sales                                  $      306,836      $   186,973    $     476,042   $      379,878
      Other Income
                                                          3               46               28               66
                                           ---------------- ---------------- ---------------- ----------------
      Gross Income                                  306,839          187,020          476,070          379,944

   COST OF GOODS SOLD                               178,353          129,426          266,391          258,136
                                           ---------------- ---------------- ---------------- ----------------
      Gross Profit / (Loss)                         128,486           57,593          209,679          121,808
                                           ---------------- ---------------- ---------------- ----------------
   EXPENSES
      Compensation                                  153,672           54,707          319,267           67,167
      Professional and Consulting Fees               11,945                -           12,073              114
      General and Administrative                     46,386           13,541          104,551           23,943
      Depreciation/Amortization                       3,093                -            6,002                -
      Rent Expense                                   29,273            1,908           55,048            2,870
      Bad Debt Expense                                    -            7,796                -            7,920
      Advertising & Promotions                        3,611              263            6,415              361
      Interest Expense                                7,841            5,718           13,292            6,079
                                           ---------------- ---------------- ---------------- ----------------
      Total Expense                                 255,821           83,933          516,648          108,454

  INCOME (LOSS) BEFORE INCOME TAXES                (127,335)         (26,340)        (306,969)          13,354

      Provision for Income Taxes
                                           ---------------- ---------------- ---------------- ----------------

  NET INCOME (LOSS)                          $     (127,335)      $  (26,340)   $    (306,969)   $      13,354
                                           ================ ================ ================ ================

   BASIC
   Net (Loss) per Common Share                    a                 a                a                 a
                                           ---------------- ---------------- ---------------- ----------------

   Weighted Average Number of
      Common Shares Outstanding                  21,777,100        5,000,000       21,963,011        5,000,000
                                           ================ ================ ================ ================

   DILUTED
   Net (Loss) per Common Share                    a                   a              a                a
                                           ---------------- ---------------- ---------------- -----------------
   Weighted Average Number of
      Common Shares Outstanding                  25,238,211        5,000,000       25,443,674        5,000,000
                                           ================ ================ ================ ================


   a = less than $0.01 per  share



   The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation

                       Satatement of Stockholder's Equity
                       -----------------------------------
                                  (Unaudited)

                  January 9, 2003 (Inception) to June 30, 2005






                                             Common Stock
                                    -----------------------------    Paid in       Currency      Accumulated      Total
                                        Shares        Amount         Capital      Translation      Deficit        Equity
                                    -------------- -------------- -------------- -------------- -------------- --------------
  Common Shares issued for
     cash to founders                    5,000,000      $   5,000   $    (5,000)  $           -   $          -  $           -
   Translation                                                                             (337)                $        (337)
    Net (Loss)                                                                                          (4,000)        (4,000)
                                    -------------- -------------- -------------- -------------- -------------- --------------

   Balance, December 31, 2003            5,000,000          5,000         (5,000)          (337)        (4,000)        (4,337)
   Merger and Recapitalization          15,165,000         15,165        (15,165)                                           -
   Shares issued for purchase of
       assets                              100,000            100                                                         100
   Shares issued for cash                1,400,000          1,400        198,600                                      200,000
   Translation                                                                           14,846                        14,846
   Net (Loss)                                                                                         (258,536)      (258,536)
                                    -------------- -------------- -------------- -------------- -------------- --------------

   Balance, December 31, 2004           21,665,000      $  21,665   $   178,435   $      14,509   $   (262,536) $     (47,927)
   Shares issued for cash                  786,000            786        176,964                                      177,750
   Shares issued for service                60,000             60          5,940                                        6,000
   Translation                                                                            4,628)                       (4,628)
   Net (Loss)                                                                                         (306,969)      (306,969)
                                    -------------- -------------- -------------- -------------- -------------- --------------

  Balance, June 30, 2005                22,511,000      $  22,511   $    361,339   $      9,881   $   (569,505) $    (175,774)
                                    ============== ============== ============== ============== ============== ==============



The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation

                      Consolidated Statements of Cashflows
                                  (Unaudited)





                                                        Three Months Ended June 30       Six Months Ended June 30
                                                     -------------------------------- --------------- ---------------
                                                            2005          2004            2005               2004
                                                     --------------- ---------------- --------------- ---------------
Operating Activities

     Net (Loss)                                        $    (127,335)  $     (26,340)   $   (306,967)   $      13,354

   Significant Non-Cash Transactions

     Common Stock for Services                                 6,000                            6,000               -
     Currency Translation                                      5,086           (1,166)         (4,627)         (1,176)

     Depreciation/Amortization Expense                         3,093                -           6,002               -
   Changes in assets and liabilities

     (Increase)/Decrease in Receivables                      (59,386)          12,814          11,641         (18,355)
     (Increase)/Decrease in Inventory                         (6,257)         (12,912)         (3,332)        (12,909)

     (Increase)/Decrease in Prepaid Expense                   (6,590)               5          17,094               8
     (Increase)/Decrease in Goodwill
                                                                 700                -             847               -
     Increase/(Decrease) in Accounts Payable                  83,722           41,579          46,054          46,300
     Increase/(Decrease) in Other Liabilities                 (6,706)            (688)         (9,515)          2,121

     Increase/(Decrease) in Accrued Interest                  (5,786)               -          (2,182)              -
                                                     --------------- ---------------- --------------- ---------------

 Net Cash (Used) by Operating Activities                    (113,459)          13,292        (238,985)         29,344
                                                     --------------- ---------------- --------------- ---------------
 Investing Activities
     Purchase of Assets                                           73               90          (6,892)            147
     Purchase of Subsidiary                                        -                -
                                                     --------------- ---------------- --------------- ---------------
 Net Cash (Used) by Investing Activities                          73               90          (6,892)            147

                                                     --------------- ---------------- --------------- ---------------
 Financing Activities

     Proceeds from Sale of Common Stock                      153,750                -         177,750               -
     Proceeds from Notes Payable                             (22,296)               -         (13,857)              -
     Proceeds from GM Card                                    14,215           (8,241)         14,131          (4,090)
     Proceeds from Shareholder Loan                           (1,792)         (10,467)         (2,167)        (10,836)
                                                     --------------- ---------------- --------------- ---------------

 Cash Provided by Financing Activities                       143,877          (18,708)        175,857         (14,926)
                                                     --------------- ---------------- --------------- ---------------

 Net Increase/(Decrease) in Cash                              30,491           (5,326)        (70,020)         14,565

 Cash, Beginning of Period                                    11,736           39,524         112,247          19,634
                                                     --------------- ---------------- --------------- ---------------

 Cash, End of Period                                   $      42,227    $      34,199   $       42,227  $      34,199
                                                     =============== ================ ================ ==============

 Significant Non-Cash Transactions
     See Note pertaining to Stocholders' Equity

 Supplemental Information:
     Period Interest                                   $        7,841     $     5,718          13,292   $       6,079
     Income Taxes Paid                                              -               -                               -



     The accompanying notes are an integral part of these statements

                   WORLDWIDE PROMOTIONAL PRODUCTS CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                              (June 30, 2005, 2004)


NOTE 1.  GENERAL ORGANIZATION AND BUSINESS

Worldwide Promotional Products Corporation (the Company) was organized in the state of Nevada on November 1, 1999 under the name Victor James, Inc. On June 16, 2004 the Company changed its name to Worldwide Promotional Products Corporation and increased its authorized common stock to 100,000,000 shares with a par value of $.001 and 15,165,000 shares issued and outstanding.

On July 1, 2004 the company completed a merger where it purchased all of the outstanding stock and merged with GLOBESTUFF.COM, INC an Alberta company formed January 9, 2003. The merger was accounted for as a stock exchange reverse acquisition. Worldwide Promotional Products Corporation is the surviving legal entity with GLOBESTUFF.COM, INC the surviving historical accounting entity whose financial statements are provided for reporting purposes. GLOBESTUFF.COM, INC changed its name to Worldwide Promotional Products 2004 Corporation on October 15, 2004 and is operated as a wholly owned subsidiary of the Company.

On September 1, 2004 the Company purchased the exclusive rights to the trade name "TradePointe" and maintains operations under that trade name

The Company operates on a December 31 fiscal year end.

The Company provides a variety of sales and marketing products and services to businesses.


NOTE  2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The relevant accounting policies and procedures are listed below.

Accounting Basis

The statements were prepared following generally accepted accounting principles of the United States of America consistently applied.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

     The company has issued notes payable that together with associated accrued interest are convertible to common stock at the rate of $0.05 per share. Conversion of the notes would have an anti-dilutive effect on earnings per share.

The Company has not issued any options or warrants since inception.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Currency

The company operates in Canada and maintains it financial records in $CDN. For the sake reporting the Balance Sheet amounts were converted to $US using a December 31, 2004 rate. Income statement amounts were converted using an average rate for the period resulting in a Translation gain of $9,881. All amounts reported in the accompanying financial statements are expressed in $US.

Inventory

The company inventories promotional products it has purchased.

Revenue Recognition

The Company recognizes revenue on the shipment of orders or when service is provided. Membership revenue is amortized over a 12-month period to the expiration of each annual membership. Supplier rental revenue is recognized on a monthly basis. Production revenue is recognized as goods are shipped.

Advertising Expense

Advertising, promotion and marketing costs are expensed as incurred and for 3 months ending June 30, 2005 was $3,611, and for 6 months ending June 30, 2005 was $6,415..

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.


NOTE 3.  ACCOUNTS RECEIVABLE

Accounts receivable is net of $16,578 Allowance for Doubtful Accounts.


NOTE 4.  GOODWILL AND TRADE NAME PURCHASE

On September 1, 2004 the Company paid $23,360 ($28,200 CDN) and issued 100,000 common shares valued at $100 to TradePointe Inc., an Alberta company, to acquire the exclusive rights to the trade name "TradePointe." The Company assumed TradePointe Inc.'s interest in a building sublease between Kaycan Limited and TradePoint Inc. made February 14, 2003 and continues to maintain operations under the purchased trade name. No other assets or liabilities were exchanged in this transaction. Goodwill in the amount of $22,614 is recorded for this purchase.


NOTE 5.  STOCKHOLDERS' EQUITY

Common Stock

Worldwide Promotional Products Corporation (the Company) was organized in the state of Nevada on November 1, 1999 under the name Victor James, Inc. On June 16, 2004, in preparation for merger the Company changed its name to Worldwide Promotional Products Corporation, completed a 39:1 forward stock split and increased its authorized common stock to 100,000,000 shares with a par value of $.001 and with 15,165,000 shares issued and outstanding at July 1, 2004.

On July 1, 2004 the company completed a merger wherein it traded 5,000,000 common shares for all of the outstanding stock of GLOBESTUFF.COM, INC an Alberta company formed January 9, 2003. The merger was accounted for as a stock exchange reverse acquisition. Worldwide Promotional Products Corporation is the surviving legal entity with Worldwide Promotional Products 2004 Corporation (formerly GLOBESTUFF.COM, INC) the surviving historical accounting entity whose financial statements are provided for reporting purposes.

On September 1, 2004 the Company paid $23,360 ($28,200 CDN) and issued 100,000 common shares valued at $100 to acquire the rights to the trade name "TRADEPOINTE" with the associated goodwill.

During November and December 2004 the company issued 1,000,000 common shares for $100,000 cash and 400,000 common shares for $100,000 cash.

During January 2005 the company issued 125,000 common shares for $12,500 and an additional 46,000 common shares for $11,500.

During May 2005 the company issued 615,000 common shares for $153,750 and an additional 60,000 shares for services rendered.


NOTE 6.  ACCRUED EXPENSES

Accrued expenses include inventory received but not invoiced which totals $6,559, payroll taxes payable to Receiver General which totals $10,867, hourly employee accrued vacation which totals $923 and Goods and Services tax payable to Revenue Canada which totals $2,516.


NOTE 7.  UNEARNED REVENUE

Unearned revenue includes memberships paid annually with revenue recognized over a 12-month period. Also included is supplier rent paid annually with revenue recognized over a 12-month period.

NOTE 8.  NOTES PAYABLE

The following notes payable and associated accrued interest are convertible at any time by the holder to common stock at the rate of 20 shares for ever $1.00 converted:
                                                               12/31/04
                                                              -----------
     Unsecured 8% Note, Dated August 18, 2004
     Final interest and principle Due March 31, 2005.             $79,388

     Unsecured 8% Note, Dated November 11, 2004
     Final interest and principle Due March 31, 2005.              80,190

     Accrued Interest to March 31, 2005                             1,810
                                                                ---------
     Total Notes Payable                                         $161,388
                                                              ===========

NOTE 9.  PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $56,878, which is calculated by multiplying a 22% estimated tax rate by the items making up the deferred tax account (Net
Operating Loss $258,536). The total valuation allowance is a comparable $(56,878). The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

                                                                12/31/04
                                                              -----------
     Net changes in Deferred Tax Benefit                          $56,878
     Valuation account                                            (56,878)
     Current Taxes Payable                                              0
                                                              -----------
     Net Provision for Income Taxes                           $         0
                                                              ===========

NOTE 10. OPERATING LEASES AND OTHER COMMITMENTS:

The Company has two equipment leases that it acquired with its purchase of GLOBESTUFF that expires on June 1, 2009 with a total monthly rental of $2,218 ($2,766 CDN), for a yearly total of $26,617 ($33,189 CDN).

The Company has two computer equipment leases that began on December 1, 2004. One expires on June 1, 2007 with a monthly rental of $514 ($641 CDN), for a yearly total of $6,168 ($7,692 CDN). The other expires on December 1, 2007 with a monthly rental of $463 ($578 CDN) for a yearly total of $5,562 ($6,936 CDN).

The company has two building leases. The first lease was taken over with its purchase of the trade name "TRADEPOINTE" that expires on October 31, 2005 with a total monthly rental of $1,661 ($2,071 CDN), for a yearly total of $19,929 ($24,852 CDN). The second lease began on October 31, 2004 with a total monthly rental of $4,865 ($6,067 CDN), for a yearly total of $58,382 ($72,804 CDN).


NOTE 11.           GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company has sustained a $127,335 loss in the 3 months ended June 30, 2005, and a $306,969 loss in the 6 months ended June 30, 2005. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.


NOTE 12. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards and their effect on the Company.

SFAS 148 Accounting for Stock-Based Compensation-Transition and Disclosure Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150      Financial Instruments with Characteristics of both Liabilities and
Equity

This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003. Interpretation No. 46 (FIN 46) Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

Statement No. 151 Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period  charges...." This
Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement  No.  152  Accounting  for  Real  Estate   Time-Sharing   Transactions
(Amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position
(SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for
(a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153 Exchanges of Non-monetary Assets (Amendment of APB Opinion No.
29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, includes certain exceptions to the principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

Financial Statements Year Ended December 31, 2004 and 2003

               REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors/Audit Committee
Worldwide Promotional Products Corporation

We have audited the accompanying balance sheet of Worldwide Promotional Products Corporation, a Nevada corporation, as of December 31, 2004 and 2003 and the related statement of operations, stockholders' equity, and cash flows for period from January 9, 2003 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Worldwide Promotional Products Corporation as of December 31, 2004 and 2003 and the results of its operations and cash flows for the period from January 9, 2003 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in the note 11 to the financial statements, the Company has sustained a loss in the period ended December 31, 2004. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

                                       Shelley International CPA




August 22, 2005
Mesa, Arizona

This is a restatement to effect the acquisition of GLOBESTUFF.COM, INC. as a reverse acquisition rather than as a purchase. See Note 1 for description.

                   Worldwide Promotional Products Corporation

                           CONSOLIDATED BALANCE SHEETS
                          ----------------------------
                           December 31, 2004 and 2003


                               ASSETS

                                                    December 31,    December 31,
                                                       2004              2003
                                                  -------------- --------------
CURRENT ASSETS
     Cash                                           $    112,247  $      19,634
     Accounts Receivable - Net                           148,958         99,056
     Prepaid Expense                                      36,340            236
     Inventory                                            21,481            198
                                                  -------------- --------------
     Total Current Assets                                319,026        119,125
                                                  -------------- --------------

EQUIPMENT, net                                            29,626          4,085
                                                  -------------- --------------
OTHER ASSETS

     Goodwill                                             23,460              -
                                                  -------------- --------------
     Total Long Term Assets                               23,460              -
                                                  -------------- --------------
TOTAL ASSETS                                        $    372,112  $     123,210
                                                  ============== ==============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current Liabilities
     Accounts Payable                               $    127,155  $      61,095
     Accrued Expenses                                     12,079              -
     Notes Payable                                       173,435              -
     Unearned Revenue                                     29,684             28
     Accrued Interest                                      3,992              -
                                                  -------------- --------------
     Total Current Liabilities                           346,345         61,123
Non-Current Liabilities
     GM Card Payable                                      13,592          4,090
     Notes Payable - Shareholder                          60,102         62,334
                                                  -------------- --------------
     Total Non-Current Liabilities                        73,694         66,424
                                                 -------------- --------------
TOTAL LIABILITIES                                        420,039        127,547
                                                  -------------- --------------
STOCKHOLDERS' EQUITY

   Common Stock, authorized 100,000,000 shares,
   $0.001 par value; Issued and outstanding
   December 31, 2004, 21,665,000 shares;
   December 31, 2003 5,000,000 shares.                    21,665          5,000

     Paid in Capital                                     178,435         (5,000)
     Accumulated Translation Gain/(Loss)                  14,509           (337)
     Retained Earnings/(Deficit)                        (262,536)        (4,000)
                                                  -------------- --------------
     Total Stockholders' Equity/(Deficit)                (47,927)        (4,337)
                                                  -------------- --------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                                $    372,112  $     123,210
                                                  ============== ==============


The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      -------------------------------------


                                                      Year           Year
                                                      Ended          Ended
                                                    December 31,  December 31,
                                                      2004            2003
                                                  -------------- --------------
INCOME
    Sales                                           $    767,576        423,325
    Other Income                                             201              2
                                                  -------------- --------------
    Gross Income                                         767,777        423,327

COST OF GOODS SOLD                                       474,280        309,711
                                                  -------------- --------------
    Gross Profit / (Loss)                                293,497        113,616
                                                  -------------- --------------
EXPENSES
    Compensation                                         323,991         37,232
    Professional and Consulting Fees                      30,911            364
    General and Administrative                           104,288         67,170
    Depreciation/Amortization                              5,002              -
    Rent Expense                                          41,974          9,864
    Bad Debt Expense                                      29,353            113
    Advertising & Promotions                               3,562          2,001
    Interest Expense                                      12,952            872
                                                  -------------- --------------
    Total Expense                                        552,033        117,616
                                                  -------------- --------------
(LOSS) BEFORE INCOME TAXES                              (258,536)        (4,000)
    Provision for Income Taxes
                                                  -------------- --------------
NET (LOSS)                                         $    (258,536)        (4,000)
                                                  ============== ==============
BASIC
Net (Loss) per Common Share                             a              a
                                                  -------------- --------------
Weighted Average Number of
    Common Shares Outstanding                         12,758,730      5,000,000
                                                  ============== ==============
DILUTED
Net (Loss) per Common Share                              a               a
                                                  -------------- --------------
Weighted Average Number of
    Common Shares Outstanding                         13,265,560      5,000,000
                                                  ============== ==============

a = less than $0.01 per  share

The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation

                  CONSOLIDATED STATMENT OF STOCKHOLDER'S EQUITY
                 -----------------------------------------------

                 January 9, 2003(Inception)to December 31, 2004




                                           Common Stock
                                    ------------- -------------   Paid in     Accumulated    Accumulated     Total
                                        Shares         Amount     Capital     Translation     Deficit        Equity
                                    ------------- ------------- ------------ ------------- ------------- -------------
Common Shares issued
     to founders                        5,000,000         5,000  $    (5,000)   $        -   $         -   $         -

Translation                                                                           (337)                       (337)

Net (Loss)                                                                                        (4,000)       (4,000)
                                    ------------- ------------- ------------ ------------- ------------- --------------


Balance, December 31, 2003              5,000,000         5,000       (5,000)         (337)       (4,000)       (4,337)

Merger and Recapalization              15,165,000        15,165      (15,165)                                        -

Shares issued for purchase of
     assets                               100,000           100                                                    100

Shares issued for cash                  1,400,000         1,400      198,600                                   200,000

Translation                                                                         14,846                      14,846

Net (Loss)                                                                                      (258,536)     (258,536)
                                    ------------- ------------- ------------ ------------- ------------- -------------
Balance, December 31, 2004             21,665,000  $     21,665  $   178,435    $   14,509   $  (262,536)  $   (47,927)
                                    ============= ============== =========== ============  ============= =============



The accompanying notes are an integral part of these statements

                   Worldwide Promotional Products Corporation

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     ---------------------------------------

                                                      Year          Year
                                                      Ended         Ended
                                                   December 31,   December 31,
                                                      2004           2003
                                                 -------------- -------------
Operating Activities

   Net (Loss)                                     $    (258,536)  $    (4,000)

   Significant Non-Cash Transactions
     Common Stock for Asset Purchase
                                                            100
     Currency Translation                                14,845          (337)
     Depreciation/Amortization Expense                    3,503
   Changes in assets and liabilities
    (Increase)/Decrease in Receivables                  (49,902)      (99,056)
    (Increase)/Decrease in Inventory                    (21,283)         (198)
    (Increase)/Decrease in Prepaid Expense              (36,104)         (236)
     Increase/(Decrease) in Accounts Payable             66,060        61,095
     Increase/(Decrease) in Other Liabilities            41,735            28
     Increase/(Decrease) in Accrued Interest              3,992
                                                 -------------- -------------
Net Cash (Used) by Operating Activities                (235,590)      (42,704)
                                                 -------------- -------------
Investing Activities
     Purchase of Assets                                 (29,044)       (4,085)
     Purchase of Goodwill                               (23,460)            -

                                                 -------------- -------------
Net Cash (Used) by Investing Activities                 (52,504)       (4,085)
                                                 -------------- -------------
Financing Activities

     Proceeds from Sale of Common Stock                 200,000
     Proceeds from Notes Payable                        173,435
     Proceeds from GM Card                                9,502         4,090
     Proceeds from Shareholder Loan                      (2,230)       62,333
                                                 -------------- -------------
Cash Provided by Financing Activities                   380,707        66,423
                                                 -------------- -------------
Net Increase/(Decrease) in Cash                          92,613        19,634

Cash, Beginning of Period                                19,634             -
                                                 -------------- -------------

Cash, End of Period                               $     112,247  $     19,634
                                                 ============== =============
Significant Non-Cash Transactions
     See Note pertaining to Stocholders' Equity

Supplemental Information:
     Period Interest                              $      12,952  $        872

     Income Taxes Paid                                        -             -

The accompanying notes are an integral part of these statements

                   WORLDWIDE PROMOTIONAL PRODUCTS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (December 31, 2004, 2003)


NOTE 1.  GENERAL ORGANIZATION AND BUSINESS

Worldwide Promotional Products Corporation (the Company) was organized in the state of Nevada on November 1, 1999 under the name Victor James, Inc. On June 16, 2004 the Company changed its name to Worldwide Promotional Products Corporation and increased its authorized common stock to 100,000,000 shares with a par value of $.001 and 15,165,000 shares issued and outstanding.

On July 1, 2004 the company completed a merger where it purchased all of the outstanding stock and merged with GLOBESTUFF.COM, INC an Alberta company formed January 9, 2003. The merger was accounted for as a stock exchange reverse acquisition. Worldwide Promotional Products Corporation is the surviving legal entity with GLOBESTUFF.COM, INC the surviving historical accounting entity whose financial statements are provided for reporting purposes. GLOBESTUFF.COM, INC changed its name to Worldwide Promotional Products 2004 Corporation on October 15, 2004 and is operated as a wholly owned subsidiary of the Company.

On September 1, 2004 the Company purchased the exclusive rights to the trade name "TradePointe" and maintains operations under that trade name

The Company operates on a December 31 fiscal year end.

The Company provides a variety of sales and marketing products and services to businesses.


NOTE  2. SUMMARY OF SIGNIFICANT ACCOUNTING PRACTICES

The relevant accounting policies and procedures are listed below.

Accounting Basis

The statements were prepared following generally accepted accounting principles of the United States of America consistently applied.

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company's net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company's net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted as of the first of the year for any potentially dilutive debt or equity.

The company has issued notes payable that together with associated accrued interest are convertible to common stock at the rate of $0.05 per share. Conversion of the notes would have an anti-dilutive effect on earnings per share.

The Company has not issued any options or warrants since inception.

Dividends

The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Currency

The company operates in Canada and maintains it financial records in $CDN. For the sake reporting the Balance Sheet amounts were converted to $US using a December 31, 2004 rate. Income statement amounts were converted using an average rate for the period resulting in a Translation gain of $14,509. All amounts reported in the accompanying financial statements are expressed in $US.

Inventory

The company inventories promotional products it has purchased.

Revenue Recognition

The Company recognizes revenue on the shipment of orders or when service is provided. Membership revenue is amortized over a 12-month period to the expiration of each annual membership. Supplier rental revenue is recognized on a monthly basis. Production revenue is recognized as goods are shipped.

Advertising Expense

Advertising, promotion and marketing costs are expensed as incurred and for the period ended December 31, 2004 was $3,201.

Income Taxes

The provision for income taxes is the total of the current taxes payable and the net of the change in the deferred income taxes. Provision is made for the deferred income taxes where differences exist between the period in which transactions affect current taxable income and the period in which they enter into the determination of net income in the financial statements.


NOTE 3.  ACCOUNTS RECEIVABLE

Accounts receivable is net of $19,441 Allowance for Doubtful Accounts.

NOTE 4.  GOODWILL AND TRADE NAME PURCHASE

On September 1, 2004 the Company paid $23,360 ($28,200 CDN) and issued 100,000 common shares valued at $100 to TradePointe Inc., an Alberta company, to acquire the exclusive rights to the trade name "TradePointe." The Company assumed TradePointe Inc.'s interest in a building sublease between Kaycan Limited and TradePoint Inc. made February 14, 2003 and continues to maintain operations under the purchased trade name. No other assets or liabilities were exchanged in this transaction. Goodwill in the amount of $23,460 is recorded for this purchase.


NOTE 5.  STOCKHOLDERS' EQUITY

Common Stock

Worldwide Promotional Products Corporation (the Company) was organized in the state of Nevada on November 1, 1999 under the name Victor James, Inc. On June 16, 2004, in preparation for merger the Company changed its name to Worldwide Promotional Products Corporation, completed a 39:1 forward stock split and increased its authorized common stock to 100,000,000 shares with a par value of $.001 and with 15,165,000 shares issued and outstanding at July 1, 2004.

On July 1, 2004 the company completed a merger wherein it traded 5,000,000 common shares for all of the outstanding stock of GLOBESTUFF.COM, INC an Alberta company formed January 9, 2003. The merger was accounted for as a stock exchange reverse acquisition. Worldwide Promotional Products Corporation is the surviving legal entity with Worldwide Promotional Products 2004 Corporation (formerly GLOBESTUFF.COM, INC) the surviving historical accounting entity whose financial statements are provided for reporting purposes.

On September 1, 2004 the Company paid $23,360 ($28,200 CDN) and issued 100,000 common shares valued at $100 to acquire the rights to the trade name "TRADEPOINTE" with the associated goodwill.

During November and December 2004 the company issued 1,000,000 common shares for $100,000 cash and 400,000 common shares for $100,000 cash.


NOTE 6.  ACCRUED EXPENSES

Accrued expenses include, payroll taxes payable to Receiver General of $11,871, and Goods and Services tax payable to Revenue Canada of $208.


NOTE 7.  UNEARNED REVENUE

Unearned revenue includes memberships paid annually with revenue recognized over a 12-month period. Also included is supplier rent paid annually with revenue recognized over a 12-month period.

NOTE 8.  NOTES PAYABLE

The following notes payable and associated accrued interest are convertible at any time by the holder to common stock at the rate of 20 shares for ever $1.00 converted:

                                                                      12/31/04


   Unsecured 8% Note, Dated August 18, 2004
   Final interest and  principle Due March 31, 2005.                   $94,601

   Unsecured 8% Note, Dated November 11, 2004
   Final interest and principle Due March 31, 2005.                     78,834
                                                                     ---------
   Subtotal Notes Payable                                              173,435
   Accrued Interest to December 31, 2004                                 3,992
                                                                     ---------
   Total Notes and Interest Payable                                   $177,427
                                                                     =========


NOTE 9.  PROVISION FOR INCOME TAXES

The Company provides for income taxes under Statement of Financial Accounting Standards NO. 109, Accounting for Income Taxes. SFAS No. 109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

SFAS No. 109 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company's opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $56,878, which is calculated by multiplying a 22% estimated tax rate by the items making up the deferred tax account (Net
Operating Loss $258,536). The total valuation allowance is a comparable $(56,878). The provision for income taxes is comprised of the net changes in deferred taxes less the valuation account plus the current taxes payable as shown in the chart below.

                                                             12/31/04
   Net changes in Deferred Tax Benefit                        $56,878
   Valuation account                                          (56,878)
   Current Taxes Payable                                            0
                                                           ----------
   Net Provision for Income Taxes                          $        0
                                                           ==========

NOTE 10. OPERATING LEASES AND OTHER COMMITMENTS:

The Company has two equipment leases that it acquired with its purchase of GLOBESTUFF that expires on June 1, 2009 with a total monthly rental of $2,300 ($2,766 CDN), for a yearly total of $27,610 ($33,189 CDN).

The Company has two computer equipment leases that began on December 1, 2004. One expires on June 1, 2007 with a monthly rental of $538 ($641 CDN), for a yearly total of $6,399 ($7,692 CDN). The other expires on December 1, 2007 with a monthly rental of $481 ($578 CDN) for a yearly total of $5,772 ($6,936 CDN).

The company has two building leases. The first lease was taken over with its purchase of the trade name "TRADEPOINTE" that expires on October 31, 2005 with a total monthly rental of $1,723 ($2,071 CDN), for a yearly total of $20,674 ($24,852 CDN). The second lease began on October 31, 2004 with a total monthly rental of $5,047 ($6,067 CDN), for a yearly total of $60,566 ($72,804 CDN).


NOTE 11.   GOING CONCERN

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. The Company has sustained a $258,536 loss in the period ended December 31, 2004. This raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.



NOTE 12.   THE EFFECT OF RECENTLY ISSUED ACCOUNTING  STANDARDS


Below is a listing of the most recent accounting standards and their effect on the Company.

SFAS 148 Accounting for Stock-Based Compensation-Transition and Disclosure Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150    Financial  Instruments  with  Characteristics  of both  Liabilities and Equity

This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003. Interpretation No. 46 (FIN 46) Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

Statement No. 151 Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period  charges...." This
Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement  No.  152  Accounting  for  Real  Estate   Time-Sharing   Transactions
(Amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position
(SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for
(a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.

Statement No. 153 Exchanges of Non-monetary Assets (Amendment of APB Opinion No.
29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, includes certain exceptions to the principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assts and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

PART III - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Worldwide. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

(a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
(b)     unlawful distributions; or
(c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Worldwide, absent a finding of negligence or misconduct in office.

Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

                                                    Amount
 SEC registration fee                         $     117.88
 Printing and engraving expenses              $     500.00
 Legal fees and expenses                      $  20,000.00
 Accountants' fees and expenses               $   7,500.00
 Transfer agent's and registrar's fees        $     750.00
     and expenses
 Miscellaneous                                $       0.00
                                            --------------
       Total                                    $28,867.88

Worldwide will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On July 1, 2004, we issued 5,000,000 for 100% of the outstanding common stock of Globestuff.com Inc. an Alberta Corporation.


From November 2004 through January 2005, we issued 1,185,000 shares of our common stock to approximately 24 investors for an aggregate cash price of $118,500, or $0.10 per share.

From January 2005 through May 2005, we issued 1,061,000 shares of our common stock to approximately 25 investors for an aggregate cash price of $265,250, or $0.25 per share.


We relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Each investor was provided an opportunity to meet with management to ask questions and was provided with information about our company. Our officers and directors determined the sophistication of our investors, as the investors were either business associates of, or personally known to, our officer and director. Each investor completed a subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.


EXHIBITS

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number   Description


3.1      Articles of Incorporation of Worldwide (1)
3.2      Certificate of Amendment of Articles of Incorporation of Worldwide (1)
3.3      Bylaws of Worldwide (1)
3.4      Articles of Incorporation of Globestuff.com, Inc. (1)
3.5      Bylaws of Globestuff.com, Inc. (1)
4.1      Share Exchange Agreement (1)
4.2      Asset Purchase Agreement made the 4th day of August, 2005 (2)
4.3      Asset Purchase Agreement (2)
4.4      Lease Plus Services Inc. Lease Agreement (2)
4.5      MTC Leasing Inc. Lease (2)
4.6      LEASE dated as of this 25th day of August. 2004 (2)
4.7      Custom Trends Inc. Equipment Lease Agreement  (2)
4.8      Deep Designs and Apparel Inc. Equipment Lease Agreement (2)
5.1      Legal Opinion and Consent of Counsel
23.1     Consent of Independent Auditors


(1) Incorporated by reference from Form SB-2 filed June 14, 2005.
(2) Incorporated by reference from Form SB-2/A filed August 31, 2005.

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Worldwide pursuant to provisions of the State of Nevada or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada.

Worldwide Promotional Products, Inc.



By: /s/Guy Peckham                      Date: September 7, 2005
    --------------

      Guy Peckham
      Principal Executive Officer


By: /s/ Bruce Hannan                    Date: September 7, 2005
    ----------------

        Bruce Hannan
        Principal Financial Officer



By: /s/ Bruce Hannan                    Date: September 7, 2005
    ----------------

        Bruce Hannan
        Principal Accounting Officer



In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the date stated have signed this registration statement.


By: /s/ Guy Peckham                     Date: September 7, 2005
  -----------------

        Guy Peckham
        Director


By: /s/ Bruce Hannan                    Date:  September 7, 2005
    ----------------

        Bruce Hannan
        Director


By: /s/ Wally Marcolin                  Date:  September 7, 2005
    ------------------

        Wally Marcolin
        Director